Exhibit 99.1

Press Release

February 11, 2013	Contact Information:

For Immediate Release	Mark Peterson
Senior Vice President and Chief Financial Officer
414.643.3739
Rexnord Corporation Reports Third Quarter Results for Fiscal 2013
Call scheduled for Monday, February 11, 2013 at 5:00 p.m. Eastern Time

MILWAUKEE, WI - February 11, 2013 NYSE:RXN
Consolidated Highlights

•	Net sales were $472 million in the third quarter, a decline of 3% from the prior year (-2% core sales, -1% impact of foreign currency translation).

•	Income from operations increased 16% to $60 million year-over-year resulting in a 210 basis point increase in operating margin to 12.6%.

•	Reported net income from continuing operations increased 107% to $11 million compared to the prior year; Adjusted net income increased 38% over the prior year to $19 million.

•	Diluted earnings per share from continuing operations was $0.11. Third quarter adjusted earnings per share was $0.19.

•	Adjusted EBITDA increased 3% to $92 million year-over-year resulting in a 110 basis point increase in adjusted EBITDA margin to 19.5%.

•	Free cash flow flow in the quarter was $32 million and total liquidity was $773 million ($453 million of cash plus $320 million of available borrowings).

Todd A. Adams, President and Chief Executive Officer, commented, “Despite a challenging macro-economic environment, we delivered strong year-over-year margin expansion and free cash flow while continuing to reinvest in our businesses.  Solid execution and productivity gains across both platforms allowed us to expand our adjusted EBITDA margin by 110 basis points to 19.5% from 18.4% in the prior year quarter.

In Process & Motion Control, we achieved an adjusted EBITDA margin of 24.7%, an increase of 60 basis points compared to the prior year quarter, despite a 3% contraction in core net sales due to weak short-cycle demand. Looking ahead, we expect short- cycle demand to stabilize and we are encouraged by some of the activity we're seeing in our end-markets all of which we believe will result in an improved market environment in the latter half of the year.

In Water Management, we delivered 1% core growth in the quarter, our adjusted EBITDA margins grew 210 basis points over the prior year and we built substantial backlog in the quarter. We are pleased with the momentum and execution of our strategy across the platform and are well positioned to deliver strong growth moving forward while our end markets continue to improve."

Fourth Quarter Outlook

Mr. Adams continued, “Looking ahead to our fourth quarter, we anticipate sales to be in the range of $535 million to $555 million (+1% core growth at the mid-point) and adjusted EBITDA to be in the range of $110 million to $120 million resulting in fiscal 2013 sales in the range of $2 billion to $2.020 billion and fiscal 2013 adjusted EBITDA in the range of $400 million to $410 million. Our outlook excludes the impact of any future acquisitions or divestiture transactions, non-cash actuarial pension gains or losses, future restructuring actions or future other non-recurring costs, including any potential costs associated with the Board of Directors review of strategic alternatives that was disclosed on an 8-K today. We will provide additional details regarding our fiscal 2013 outlook during our earnings call.”

Third Quarter Fiscal 2013 Segment Highlights
Process & Motion Control
Process & Motion Control ("PMC") net sales of $303 million in the third quarter of fiscal 2013 contracted 4% from the third quarter of fiscal 2012. Excluding the 1% unfavorable impact of foreign currency translation, core net sales decreased 3% year-over-year as growth in sales to mining (non-U.S.) and energy end-markets were more than offset by softness in the North American short-cycle MRO portion of our business.
PMC Adjusted EBITDA in the third quarter was $75 million and Adjusted EBITDA as a percentage of sales increased 60 basis points from the prior year period to 24.7% of sales.
Water Management
Water Management net sales in the third quarter were flat with the prior year on a reported basis as 1% core growth was offset by a 1% adverse impact related to foreign currency translation. Resulting core net sales driven by market share gains and increased alternative market sales in our non-residential construction end-markets were partially offset by expected lower shipments to our North American municipal water end-markets.
Water Management Adjusted EBITDA in the third quarter was $24 million and Adjusted EBITDA as a percentage of sales increased 210 basis points to 14.0%.
Non-GAAP Financial Measures
The following non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to our GAAP results has been provided in the financial tables included in this press release.
Core Sales
Core sales excludes the impact of acquisitions, divestitures and foreign currency translation. Management believes that core sales facilitates easier comparisons of our net sales performance with prior and future periods and to our peers. We exclude the effect of acquisitions because the nature, size and number of acquisitions can vary dramatically from period to period and between us and our peers, and can also obscure underlying business trends and make comparisons of long-term performance difficult. We exclude the effect of foreign currency translation from this measure because the volatility of currency translation is not under management's control.
Adjusted Net Income and Adjusted Earnings Per Share
Adjusted net income and adjusted earnings per share (calculated on a diluted basis) exclude actuarial gains and losses on pension and postretirement benefit obligations, restructuring and other similar costs, gains or losses on divestitures, gains or losses on extinguishment of debt, the impact of inventory fair value adjustments in connection with purchase accounting, and other non-operational, non-cash or non-recurring losses, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share is based on a transaction specific basis. We believe that adjusted net income and adjusted earnings per share are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations.
EBITDA
EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.

Adjusted EBITDA
“Adjusted EBITDA” is the term we use to describe EBITDA as defined and adjusted in our senior secured credit facilities, which is net income, adjusted for the items summarized in the table below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) management fees that may be paid to Apollo; or (g) the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facilities may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results.
In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Further, management and various investors use the ratio of total debt less cash to Adjusted EBITDA (which includes a full pro-forma last-twelve-month impact of acquisitions), or "net debt leverage", as a measure of our financial strength and ability to incur incremental indebtedness when making key investment decisions and evaluating us against peers.
Free Cash Flow
We define Free Cash Flow as cash flow from operations less capital expenditures, and we use this metric in analyzing our ability to service and repay our debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt.

About Rexnord

Headquartered in Milwaukee, Wisconsin, Rexnord is comprised of two strategic platforms, Process & Motion Control and Water Management, with approximately 7,300 employees worldwide. The Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems. The Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. Additional information about the Company can be found at www.rexnord.com.

Conference Call Details

Rexnord will hold a conference call on Monday, February 11, 2013 at 5:00 p.m. Eastern Time to discuss its fiscal 2013 third quarter results and provide a general business update. Rexnord President and CEO, Todd Adams, and Senior Vice President and CFO, Mark Peterson, will co-host the call. The conference call can be accessed via telephone as follows:

Domestic toll-free #: 888-771-4371
International toll #: 847-585-4405
Access Code: 33978110

A live webcast of the call will also be available on the investor relations section of the Company's website. Please go to the website (www.rexnord.com) at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software.

If you are unable to participate during the live teleconference, a replay of the conference call will be available from 6:30 p.m. Eastern Time, February 11, 2013 until 11:30 p.m. Eastern Time, February 26, 2013. To access the replay, please dial

888-843-7419 (domestic) or 630-652-3042 (international) with access code 3397 8110#.
Cautionary Statement on Forward-Looking Statements
Information in this release may involve outlook, expectations, beliefs, plans, intentions, strategies or other statements regarding the future, which are forward-looking statements. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance, and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to "Risk Factors" and "Cautionary Notice Regarding Forward-Looking Statements" in the Company's Form 10-K for the fiscal year ended March 31, 2012 as well as the Company's annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(in Millions, except share and per share amounts)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
Net sales	$471.7	$485.9	$1,464.8	$1,404.1
Cost of sales	303.8	321.4	931.6	914.3
Gross profit	167.9	164.5	533.2	489.8
Selling, general and administrative expenses	93.7	98.0	297.5	274.7
Zurn PEX loss contingency	—	—	10.1	—
Restructuring and other similar charges	2.3	2.7	6.3	2.7
Amortization of intangible assets	12.4	12.7	38.7	37.6
Income from operations	59.5	51.1	180.6	174.8
Non-operating expense:
Interest expense, net	(39.1)	(45.1)	(114.6)	(132.3)
Loss on the extinguishment of debt	(2.9)	—	(24.0)	(0.7)
Loss on divestiture	—	—	—	(6.9)
Other expense, net	(2.2)	(3.0)	(1.5)	(10.8)
Income from continuing operations before income taxes	15.3	3.0	40.5	24.1
Provision (benefit) for income taxes	3.9	(2.5)	9.5	3.5
Net income from continuing operations	11.4	5.5	31.0	20.6
(Loss) income from discontinued operations, net of tax	(2.2)	0.1	(4.8)	0.7
Net income	$9.2	$5.6	$26.2	$21.3

Net income per share from continuing operations:
Basic	$0.12	$0.08	$0.32	$0.31
Diluted	$0.11	$0.08	$0.31	$0.29
Net (loss) income per share from discontinued operations:
Basic	$(0.02)	$—	$(0.05)	$0.01
Diluted	$(0.02)	$—	$(0.05)	$0.01
Net income per share:
Basic	$0.10	$0.08	$0.27	$0.32
Diluted	$0.09	$0.08	$0.26	$0.30

Weighted-average number of shares outstanding (in thousands):
Basic	96,789	66,724	95,591	66,724
Effect of dilutive stock options	3,489	5,491	4,077	5,266
Diluted	100,278	72,215	99,668	71,990

Rexnord Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Third quarter
(in Millions, except share and per share amounts) (Unaudited)

	Third Quarter Ended		Nine Months Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
Net income	$9.2	$5.6	$26.2	$21.3
Interest expense, net	39.1	45.1	114.6	132.3
Income tax provision (benefit)	3.9	(2.5)	9.5	3.5
Depreciation and amortization	26.9	29.9	83.9	83.5
EBITDA	79.1	78.1	234.2	240.6

Adjustments to EBITDA
Actuarial loss on pension and postretirement benefit obligation	—	—	0.2	—
Loss on divestiture	—	—	—	6.9
Loss (income) from discontinued operations, net of tax	2.2	(0.1)	4.8	(0.7)
Restructuring and other similar costs	2.3	2.7	6.3	2.7
Loss on extinguishment of debt	2.9	—	24.0	0.7
Impact of inventory fair value adjustment	—	3.3	—	4.2
Stock-based compensation expense	1.9	0.6	5.4	2.7
LIFO expense	1.4	1.8	3.5	4.9
Zurn PEX loss contingency	—	—	10.1	—
Other expense, net (1)	2.2	3.0	1.5	10.8
Subtotal of adjustments to EBITDA	12.9	11.3	55.8	32.2
Adjusted EBITDA	$92.0	$89.4	$290.0	$272.8

	Third Quarter Ended		Nine Months Ended
Adjusted Net Income and Earnings Per Share	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
Net income	$9.2	$5.6	$26.2	$21.3
Loss on divestiture	—	—	—	6.9
Loss (income) from discontinued operations, net of tax	2.2	(0.1)	4.8	(0.7)
Restructuring and other similar costs	2.3	2.7	6.3	2.7
Loss on extinguishment of debt	2.9	—	24.0	0.7
Impact of inventory fair value adjustment	—	3.3	—	4.2
Stock-based compensation expense	1.9	0.6	5.4	2.7
LIFO expense	1.4	1.8	3.5	4.9
Actuarial loss on pension and postretirement benefit obligation	—	—	0.2	—
Zurn PEX loss contingency	—	—	10.1	—
Other expense, net (1)	2.2	3.0	1.5	10.8
Tax effect on above items	(3.4)	(3.3)	(16.5)	(10.4)
Adjusted net income	$18.7	$13.6	$65.5	$43.1

Weighted-average number of shares outstanding (in thousands)
Basic	96,789	66,724	95,591	66,724
Effect of dilutive stock options	3,489	5,491	4,077	5,266
Diluted	100,278	72,215	99,668	71,990

Adjusted earnings per share - diluted	$0.19	$0.19	$0.66	$0.60
Net income per share - diluted (in accordance with GAAP)	$0.09	$0.08	$0.26	$0.30

(1)
Other expense, net for the quarter ended December 29, 2012, consists of foreign currency transaction losses of $1.7 million, loss on sale of assets of $0.1 million and other miscellaneous losses of $0.4 million. Other expense, net for the quarter ended December 31, 2011, consists of management fee expense of $0.7 million, foreign currency translation losses of $2.7 million, and miscellaneous other income of $0.4 million. Other expense, net for the first nine months of fiscal 2013, consists of management fee expense of $15.0 million to terminate our management agreement with Apollo, foreign currency transaction losses of $6.6 million, a CDSOA recovery of $16.6 million, a $4.0 million gain on the sale of property, plant and equipment and other miscellaneous losses of $0.5 million. Other expense, net for the first nine months of fiscal 2012, consisted of management fee expense of $2.2 million, foreign currency transaction losses of $8.0 million, loss on sale of property, plant and equipment of $0.8, a CDSOA recovery of $0.5 million and other miscellaneous losses of $0.3 million.

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income (Loss)
(in Millions)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
Net income	$9.2	$5.6	$26.2	$21.3
Other comprehensive income (loss):
Foreign currency translation adjustments	0.7	(8.3)	(5.7)	(11.6)
Unrealized gain on interest rate derivatives, net of tax	—	1.1	—	2.8
Change in pension and other postretirement defined benefit plans, net of tax	0.3	0.3	0.9	0.9
Other comprehensive income (loss), net of tax	1.0	(6.9)	(4.8)	(7.9)
Total comprehensive income (loss)	$10.2	$(1.3)	$21.4	$13.4

Rexnord Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(in Millions, except share amounts)
(Unaudited)

	December 29, 2012	March 31, 2012
Assets
Current assets:
Cash and cash equivalents	$452.5	$298.0
Receivables, net	295.9	337.9
Inventories, net	356.9	320.3
Other current assets	49.8	62.1
Total current assets	1,155.1	1,018.3
Property, plant and equipment, net	412.5	419.2
Intangible assets, net	627.3	647.1
Goodwill	1,121.2	1,114.7
Insurance for asbestos claims	42.0	42.0
Other assets	48.8	49.6
Total assets	$3,406.9	$3,290.9
Liabilities and stockholders' equity (deficit)
Current liabilities:
Current maturities of debt	$21.9	$10.3
Trade payables	180.3	215.6
Compensation and benefits	52.8	61.8
Current portion of pension and postretirement benefit obligations	6.4	6.3
Interest payable	19.9	49.9
Other current liabilities	132.5	124.7
Total current liabilities	413.8	468.6

Long-term debt	2,115.4	2,413.4
Pension and postretirement benefit obligations	149.7	160.5
Deferred income taxes	226.8	245.7
Reserve for asbestos claims	42.0	42.0
Other liabilities	34.6	41.5
Total liabilities	2,982.3	3,371.7

Stockholders' equity (deficit):
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; shares issued: 97,970,674 at December 29, 2012 and 67,741,271 at March 31, 2012	1.0	0.7
Additional paid-in capital	781.4	298.6
Retained deficit	(335.4)	(361.6)
Accumulated other comprehensive loss	(16.1)	(11.3)
Treasury stock at cost; 900,904 shares at December 29, 2012 and March 31, 2012	(6.3)	(6.3)
Total Rexnord stockholders' equity (deficit)	424.6	(79.9)
Non-controlling interest	—	(0.9)
Total stockholders' equity (deficit)	424.6	(80.8)
Total liabilities and stockholders' equity (deficit)	$3,406.9	$3,290.9

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in Millions)
(Unaudited)

	Nine Months Ended
	December 29, 2012	December 31, 2011
Operating activities
Net income	$26.2	$21.3
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	45.2	45.9
Amortization of intangible assets	38.7	37.6
Amortization of deferred financing costs	3.0	5.8
(Gain) loss on dispositions of property, plant and equipment	(4.0)	0.8
Non-cash loss on divestiture	—	4.5
Deferred income taxes	(12.9)	(1.9)
Other non-cash charges	8.0	20.7
Loss on debt extinguishment	24.0	0.7
Stock-based compensation expense	5.4	2.7
Changes in operating assets and liabilities:
Receivables	36.2	9.2
Inventories	(41.6)	(10.6)
Other assets	(0.9)	(16.5)
Accounts payable	(33.5)	(16.6)
Accruals and other	(44.7)	(42.9)
Cash provided by operating activities	49.1	60.7

Investing activities
Expenditures for property, plant and equipment	(41.5)	(39.0)
Acquisitions, net of cash	(21.1)	(256.8)
Loan receivable for financing under New Market Tax Credit incentive program	(9.7)	(17.9)
Proceeds from dispositions of property, plant and equipment	6.1	5.6
Proceeds from divestiture, net of cash	2.3	3.4
Cash used for investing activities	(63.9)	(304.7)

Financing activities
Proceeds from borrowings of long-term debt	15.4	24.7
Repayments of long-term debt	(308.1)	(4.0)
Proceeds from borrowings of short-term debt	10.2	165.8
Repayments of short-term debt	(5.1)	(102.0)
Payment of deferred financing fees	(2.0)	(3.5)
Payment of early redemption premium on long-term debt	(17.6)	—
Proceeds from issuance of common stock	458.3	—
Proceeds from exercise of stock options	2.3	—
Excess tax benefit on exercise of stock options	17.2	—
Cash provided by financing activities	170.6	81.0
Effect of exchange rate changes on cash and cash equivalents	(1.3)	(2.4)
Increase (decrease) in cash and cash equivalents	154.5	(165.4)
Cash and cash equivalents at beginning of period	298.0	391.0
Cash and cash equivalents at end of period	$452.5	$225.6

Rexnord Corporation and Subsidiaries
Supplemental Data
(in Millions)
(Unaudited)

	Fiscal 2013
	Q1	Q2	Q3	Q4	Total
Net sales
Process & Motion Control	$313.9	$309.1	$302.9		$925.9
Water Management	179.7	190.4	168.8		538.9
Corporate	—	—	—		—
Total	$493.6	$499.5	$471.7		$1,464.8

Adjusted EBITDA
Process & Motion Control	$74.2	$77.7	$74.9		$226.8
Water Management	29.3	30.5	23.7		83.5
Corporate	(6.0)	(7.7)	(6.6)		(20.3)
Total	$97.5	$100.5	$92.0		$290.0

Adjusted EBITDA %
Process & Motion Control	23.6%	25.1%	24.7%		24.5%
Water Management	16.3%	16.0%	14.0%		15.5%
Total (including Corporate)	19.8%	20.1%	19.5%		19.8%

	Fiscal 2012
	Q1	Q2	Q3	Q4	Total
Net sales
Process & Motion Control	$324.7	$310.3	$316.5	$359.2	$1,310.7
Water Management	145.0	138.2	169.4	180.9	633.5
Corporate	—	—	—	—	—
Total	$469.7	$448.5	$485.9	$540.1	$1,944.2

Adjusted EBITDA
Process & Motion Control	$71.5	$73.5	$76.3	$95.6	$316.9
Water Management	27.8	22.9	20.2	25.4	96.3
Corporate	(6.2)	(6.1)	(7.1)	(7.9)	(27.3)
Total	$93.1	$90.3	$89.4	$113.1	$385.9

Adjusted EBITDA %
Process & Motion Control	22.0%	23.7%	24.1%	26.6%	24.2%
Water Management	19.2%	16.6%	11.9%	14.0%	15.2%
Total (including Corporate)	19.8%	20.1%	18.4%	20.9%	19.8%